Exhibit 10.12.2

US LEC Corp.

NON-QUALIFIED STOCK OPTION AGREEMENT

(For a Director who is not an Employee)

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (“Option Agreement”), dated                                              , is issued under and subject to the provisions of the US LEC Corp. 1998 Omnibus Stock Plan as amended (the “Plan”), and is between US LEC Corp., a Delaware corporation (the “Company”), and                     , a director of the Company (the “Optionee”):

1. Grant of Option. The Company hereby grants to the Optionee, upon and subject to the terms and conditions of the Plan, an option to purchase a total of [            ] shares of Class A Common stock of the Company (the “Shares”) at an exercise price of $             per share (the “Option”). The Option is intended to be a non-qualified stock option –- that is, it is not an incentive stock option described in section 422 of the Internal Revenue Code (the “Code”) and this Option Agreement shall be construed to implement that intent.

2. Vesting of Option. Subject to such limitations and restrictions as are provided in the Plan and this Option Agreement, the Option shall vest and become exercisable on the respective vest dates as set out in Exhibit A attached hereto and incorporated by reference hereby, provided that the Optionee shall be entitled to cumulate the vested shares and to exercise the same, in whole or in part, after it vests and becomes exercisable, at any time prior to the expiration or termination of the term hereof. Notwithstanding the foregoing, if the Optionee dies, the Option shall become fully vested and exercisable in full.

3. Expiration Date. Subject to the possibility of earlier termination as provided hereafter, the Optionee’s rights under this Option Agreement shall expire ten (10) years from the date hereof.

4. Rights upon Death. If the Optionee dies before the Option has been exercised as to all vested shares, the Option may be exercised with respect to the unpurchased Shares by the Optionee’s estate or the person who acquired the right to exercise the Option by bequest or inheritance by reason of the death of the Optionee.

5. Rights upon Certain Events of Resignation or Removal. If an Optionee resigns as a Director for a reason other than a physician-certified physical or mental condition which renders him unable to continue as a Director or is removed by the stockholders for misconduct as a Director prior, in either case, to completion of the Optionee’s then-current term in office, and as of such date the Optionee has not exercised this Option as to all of the Shares, the Option may be exercised by the Optionee, to the extent vested under Section 2 as of the date of resignation or removal from office as a Director, with respect to the vested unpurchased Shares for a period of thirty (30) days from the date of such resignation or removal of Optionee from office as a Director. After expiration of the thirty-day period following resignation or removal, the Option and all rights thereunder (other than the Optionee’s right to Shares theretofor purchased under the Option) shall terminate and become null and void to the extent not exercised as to vested Shares. If the Optionee dies within the thirty (30) day period prior to exercise of the Option as to all vested Shares, the Option may be exercised with respect to vested unpurchased Shares prior to expiration of such period by the Optionee’s estate or by the person who acquired the right to exercise the Option by bequest or inheritance by reason of the death of the Optionee with respect to vested unpurchased Shares. Any other resignation or removal of Optionee from office as a Director shall not affect Optionee’s rights hereunder.

6. Method of Exercise. The Option shall be exercised by the tender of cash, or, at the discretion of the Committee, by delivery of shares of Common Stock already owned by Optionee or a combination of cash or such shares of Common Stock, or through such other means that the Committee determines are acceptable under the terms of the Plan pursuant to the provisions of Sections 3.2(f) and (g) of the Plan, and delivery to the Committee or Company at its principal place of business of a written notice of exercise, at least five (5) days prior to the date of exercise. The written notice must:

(a) State the election to exercise the Option, the number of whole Shares with respect to which the Option is being exercised (which may not be less than one hundred (100) Shares, unless the number being exercised is the balance of the number of Shares that may be exercised under the Option), the method of exercise elected by the Optionee, and the name, address, and social security number of the person in whose name the stock certificate for such Shares is to be registered;

(b) contain any such representations and agreements as to the Optionee’s investment intent with respect to such Shares as shall be required by the Committee;

(c) be signed by the person entitled to exercise the Option, and if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Committee, of the right of such person or persons to exercise the Option; and

(d) be delivered by hand or by registered or certified mail, postage pre-paid, return receipt requested, to the Company’s headquarters or to such other location as may be specified in writing by the Company or Committee from time to time.

Within ten (10) days after the Company or Committee receives such notice in a form satisfactory to the Committee and the acceptance of payment, the Company shall deliver to the Optionee a certificate representing the Shares purchased hereunder.

7. Assignability. Unless otherwise specified by the Committee, the Option may not be transferred, assigned, pledged, hypothecated, or otherwise encumbered in any way or be subject to execution, attachment, or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate, or encumber an Option, or upon the levy, by reason of any attachment, or similar process, of any Option contrary to the provisions hereof, such Option shall become null and void. The Committee, in its discretion, may subsequently re-grant to the former Optionee any Option, in whole or in part, which became null and void pursuant to the provisions of this Section 7. If the Option is transferred during the Optionee’s lifetime or as provided under Section 4 or 5 upon the Optionee’s death, the provisions of the Plan, including, but not limited to, the restrictions on transferability, shall apply to the Optionee’s successor, including the executor, administrator, or trustee of his or her estate. Notwithstanding any permitted transfer during the Optionee’s lifetime, during an Optionee’s lifetime the Option may be exercised only by him or her, or by his or her guardian or legal representative.

8. Subject to Plan and Applicable Law. The Option shall be subject to the limitations and restrictions as provided in the Plan, including, but not limited to, the provisions regarding (a) the Optionee’s not being entitled to the privileges of stock ownership of any Shares subject to the Option until payment therefor has been made in full as provided in the Option and in the Plan and (b) compliance with applicable tax withholding requirements. An Option may be exercised and certificates for Shares may be delivered hereunder only in compliance with all applicable federal and state laws and regulations. Any Share certificate issued to evidence Shares for which the Option is exercised may bear legends and statements the Committee deems advisable to assure compliance with federal and state laws and regulations and this Option Agreement.

9. Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

10. Applicable Law. This Option Agreement shall be construed under and the relationship between the parties determined in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in the State of North Carolina, without reference to the laws of any other state through any principles concerning choice or conflict of laws.

11. Construction. This Option Agreement shall be construed to effectuate the provisions and intent of the Plan. Unless otherwise defined herein, each capitalized term in the Option Agreement shall have the meaning set forth in the Plan. The unenforceability or invalidity of any provision of this Option Agreement shall not affect the enforceability or validity of any other provision. The parties may sign separate copies of this Option Agreement which, taken together, will be deemed to constitute a valid agreement.

12. Counterparts. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

13. Entire Agreement. This Option Agreement contains the final, complete and exclusive statement of the agreement between the parties with respect to the transactions contemplated herein and all prior written agreements and all prior and contemporaneous oral agreements with respect to the subject matter hereof are merged herein. This Option Agreement may not be amended, supplemented or modified (or any right or power granted hereunder waived) except by a written instrument signed by the parties hereto (or in the case of a waiver, signed by the party to be bound thereby).

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement effective as of the day and year first above written.

US LEC CORP.

By:
Aaron D. Cowell, Jr.
President & Chief Executive Officer

WITNESS:	OPTIONEE:

By:	By:

Printed Name:	Printed Name: «First_Name» «Middle_Name» «Last_Name»

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